Exhibit 5.1

October 5, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company (the “Company”) in connection with (i) the preparation of a Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, (ii) Pricing Supplement No. 127 dated September 28, 2011 to Product Supplement No. 2 dated June 17, 2010, the Prospectus Supplement dated April 23, 2010 (the “Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $36,792,000 aggregate face amount of Medium-Term Notes, Series K, Notes linked to the Dow Jones Industrial AverageSM due April 7, 2016, (iii) Pricing Supplement No. 128 dated September 28, 2011 to Product Supplement No. 10 dated November 11, 2010, the Prospectus Supplement and the Prospectus relating to the offer and sale by the Company under the Registration Statement of $5,471,000 aggregate face amount of Medium-Term Notes, Series K, Notes linked to a Global ETF Basket due October 5, 2018, (iv) Pricing Supplement No. 129 dated September 28, 2011 to Product Supplement No. 1 dated April 23, 2010, the Prospectus Supplement and the Prospectus relating to the offer and sale by the Company under the Registration Statement of $1,909,000 aggregate face amount of Medium-Term Notes, Series K, Notes linked to the S&P 500® Index due April 8, 2015, (v) Pricing Supplement No. 130 dated September 28, 2011 to Product Supplement No. 4 dated May 28, 2010, the Prospectus Supplement and the Prospectus relating to the offer and sale by the Company of $2,270,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 8, 2015, (vi) Pricing Supplement No. 133 dated September 28, 2011 to the Prospectus Supplement and the Prospectus relating to the offer and sale by the Company of $2,384,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to a Commodity Basket due April 8, 2015 and (vii) Pricing Supplement No. 134 dated September 28, 2011 to Product Supplement No. 9 dated November 11, 2010, the Prospectus Supplement and the Prospectus relating to the offer and sale by the Company under the Registration Statement of $12,142,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the Dow Jones Industrial AverageSM due April 6, 2018 (collectively, the “Notes”). The Notes are to be issued under the Indenture dated as of July 21, 1999 (the “Indenture”) entered into by the Company and Citibank, N.A., as trustee, and sold pursuant to the Terms Agreement dated September 28, 2011, between the Company and the Agent named therein (the “Terms Agreement”).

Wells Fargo & Company

October 5, 2011

We have examined such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Agent pursuant to the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that limit the waiver of rights under usury laws.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (which is comprised of the Delaware general corporation statute codified in Chapter 1 of Title 8 of the Delaware Code, all relevant provisions

Wells Fargo & Company

October 5, 2011

of the Delaware constitution and all reported case law interpreting or applying that statute or those provisions) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP